Exhibit 99.1

Avatech Solutions Achieves Record Revenue of $14.6 Million, Including 53% Increase in

Services Revenue to $2.8 Million

Strong Balance Sheet Supports Strategic Goals

BALTIMORE, MD – May 15, 2007 – Avatech Solutions, Inc. (OTCBB:AVSO.OB), the nationwide technology experts for design, engineering, and facilities management, today announced financial results for its third quarter ended March 31, 2007.

Total revenue grew 32.4% over the same quarter in the prior fiscal year and totaled $14.6 million compared to $11.0 million in the prior period. For the three months ended March 31, 2007, Avatech reported a net loss of $224,000, or $0.02 per fully diluted share, which included a one-time charge to earnings of $525,000 related to severance payments made to the Company’s former President and Chief Operating Officer. This compares to net income of $1.3 million, or $0.07 per fully diluted share, in the same period last year. Excluding the one-time charge, the Company earned net income of $301,000.

The results for the quarter ended March 31, 2007 were also impacted by a change in the Autodesk, Inc. fiscal year 2008 sales incentive program. Despite the Company’s record revenue quarter, the change resulted in a significant decrease in Avatech’s attainment of sales incentives, which directly impacted the Company’s gross margin for the third fiscal quarter of 2007 and hence its net income.

For the nine months ended March 31, 2007, the Company reported revenue of $39.0 million, a 31.5% increase over the nine months ended March 31, 2006, with all categories of revenue posting significant increases. Avatech’s net income for the nine months ended March 31, 2007 was $319,000, or $0.00 per fully diluted share, compared to $2.3 million, or $0.14 per fully diluted share, for the same period in the prior fiscal year. Excluding the one-time charge to earnings of $525,000 in the third quarter, the Company earned net income of $844,000, or $0.05 per diluted share.

President and Chief Executive Officer George Davis commented, “Avatech achieved record revenue in the third quarter. We are particularly pleased with the 52.6% increase in service revenue, which illustrates the progress we are making in our goal of transitioning the Company to a more diversified services and solutions provider. In addition, the gross margin on service revenue rose to 33.0% from 28.7% in the prior period, reflecting the increasing productivity of recently hired technical engineers.

“With Avatech successfully established as one of the leading solutions providers of Autodesk products in the U.S., we will now begin to sharpen our focus on achieving profitability. Our plans include streamlining the organization and driving fiscal accountability at all levels. In addition, we are working with Autodesk to ensure we maximize our sales incentives going forward under the new Autodesk incentive program. We will report on the status of these initiatives in the coming months.

“Finally, as we move through fiscal 2007 and into 2008, we are also focused on strategic initiatives, including acquisitions, that will leverage Avatech’s dominant market position, industry knowledge, customer base and geographical footprint to drive additional value-added engineering services. Our enhanced balance sheet, with virtually no long-term debt, positions us well to capitalize on the many opportunities in our market.”

Conference Call Information

Avatech will hold a conference call to discuss its third-quarter results at 11:00 a.m. Eastern Time on Tuesday, May 15, 2007. The dial-in number for the conference call is (866) 634-2258. (For international callers, the dial-in number is (706) 643-9926.) The conference ID number is 8194488.

A replay of the call will also be available through Tuesday, May 22, 2007, and can be accessed by dialing (706) 645-9291, conference ID #8194488. An audio replay of the conference call will be available in the Investor Relations section of the Company’s Web site, http://www.avatech.com.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

Forward-looking Statement

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Statements that are not historical in nature, including those that include the words “goal,” “expect,” “anticipate,” “estimate,” “should,” “believe,” “intend,” and similar expressions, are based on current expectations, estimates and projections about, among other things, the industry and the markets in which Avatech operates, and they are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including risks and uncertainties discussed in this report; general economic, market, or business conditions; changes in interest rates, and demand for our products and services; changes in our competitive position or competitive actions by other companies; the ability to manage growth; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond our control. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or, if substantially realized, will have the expected consequences on our business or operations.